EXHIBIT 99.1
News Release: IMMEDIATE RELEASE

For further information contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.379.7603
Conference Call, 1:00 PM, EDT, August 1, 2007	866.686.6743
Confirmation #18670406
Replay available at http://www.irwinfinancial.com/investors/index_ir.htm

IRWIN FINANCIAL CORPORATION ANNOUNCES
SECOND QUARTER 2007 RESULTS

  Earnings of $5.5 Million From Continuing Operations;
  Commercial Segments Credit Quality Stable and Earnings Improved;
  Consumer Mortgage Segments Results Reflect Continued Weak Market Conditions;
  Liquidity and Capital Remain Strong

(Columbus, IN, August 1, 2007) Irwin Financial Corporation (NYSE:IFC), a bank holding company focusing on small business and consumer mortgage lending, today announced earnings from continuing operations for the second quarter of 2007 of $5.5 million or $0.17 per diluted share. This compares with a loss of $0.22 per diluted share in the first quarter and net income of $0.30 per diluted share during the second quarter of 2006. When the results of the Discontinued Operations are combined with Continuing Operations, the Corporation had a consolidated net loss of $0.4 million or $0.03 per share in the quarter.

"The second quarter, while better than the first, was a challenge for us," said Will Miller, Chairman and CEO of Irwin Financial. "We saw loan credit quality in our commercial portfolios returning to our historic pattern of low delinquency and loss rates, as well as pockets of good commercial loan growth. However, we continue to be confronted with the negative effects of the mortgage market correction.

"On the commercial side, we are experiencing good loan growth in our Western branches and in our franchise finance channel. While it was slightly slower than we want longer-term, we also saw growth in core deposits during the quarter. These are areas in which we are making good progress in re-focusing the Corporation towards renewed growth.

"Conditions in certain of our other markets remain challenging. We have new leadership in several of our Midwest commercial banking branch markets.  From these, we expect to see improved results.  Due to local economic conditions in our four Michigan markets, we are focusing on margin improvement and tighter underwriting and portfolio management practices over asset oriented growth.

"Finally," Miller continued, "the consumer mortgage markets have yet to recover and industry experts are predicting continued difficulties for some time. These industry conditions negatively affected us in the home equity segment where production was low and credit costs high during the second quarter. We have taken steps to reduce our origination costs and to improve production through the introduction of modified products to meet changing secondary market needs, as well as through a new point-of-sale system designed to improve service quality for our broker partners. We also took significant additional loss provisioning to address further credit deterioration. In the discontinued conforming mortgage operation, we are experiencing greater losses than we had expected. The majority of these losses are the result of loan repurchases and indemnifications for previous underwriting or appraisal deficiencies. We have increased our resources to address these repurchase requests; nonetheless, future economic deterioration could cause us to see elevated levels of credit losses in future quarters. Outside of these repurchase claims, the work to wrap up the remaining items of the wind-down are proceeding at a good pace."

Financial highlights for Continuing Operations (commercial bank, commercial finance, and home equity lending) for the period include:
Consolidated Results
$ in millions, except EPS	2Q 2007	1Q 2007	Percent Change	2Q 2006	Percent Change
Net Interest Income	$66	$66	0%	$64	3%
Provision for Losses	(19)	(23)	16	(7)	(185)
Non-Interest Income	10	(1)	NM	9	6
Total Consolidated Net Revenues	56	42	33	66	(15)
Non-Interest Expense	47	52	(10)	51	(8)
Net Income (Loss) From Continuing Operations	5	(6)	NM	9	(39)
Earning (Loss) per Share from Continuing Operations (diluted)	0.17	(0.22)	NM	0.30	(43)
Loans and Leases	5,512	5,415	2	4,910	12
Deposits	3,318	3,447	(4)	3,868	(14)
Shareholders' Equity	508	513	(1)	530	(4)
Total Risk-Based Capital Ratio	13.3%	13.5%		13.1%
Return on Average Equity	4.3%	(4.7)%		6.7%

Consolidated net revenues from continuing operations for the second quarter increased on a sequential quarter basis, primarily reflecting decreased credit costs as compared to the first quarter. Total net revenues declined on a year-over-year basis, however, reflecting substantially greater credit provisions in the home equity segment. Net interest income of $66 million was unchanged on a sequential quarter basis and up slightly on a year-over-year basis. Non-interest expenses declined 10 percent from the first quarter, reflecting reduced variable compensation expenses and other expense reductions undertaken to improve profitability.

The consolidated loan and lease portfolio grew to $5.5 billion as of June 30, up 7 percent on an annualized basis from the end of the first quarter. The bulk of this increase came from growth in our commercial finance portfolio. The portfolios in commercial banking and home equity lending were flat on a sequential quarter basis. The commercial bank had good loan growth in Western branches, but had portfolio run-off in Midwestern branches, reflecting economic conditions.

Liquidity remains strong, with little use of short-term, warehouse funding. Deposits totaled $3.3 billion at June 30, down $0.1 billion from March 31, 2007. Average core deposits rose at an annualized rate of 18 percent during the second quarter, although low-cost demand deposits declined modestly. Deposits declined $550 million on a year-over-year basis reflecting the delivery of mortgage escrow deposits associated with servicing rights which were sold in late 2006. During the quarter, we completed a $268 million asset-backed home equity term funding.

The consolidated net interest margin declined to 4.58 percent as compared to 4.66 percent during the first quarter, reflecting recent deposit growth in higher interest products. In order to increase core deposits, an internet deposit platform was launched late in the second quarter. Element Financial (https://www.element-direct.com) offers CDs nationally in denominations of $5 thousand and larger.

The Corporation had $508 million or $16.90 per share in common shareholders' equity as of June 30. At quarter-end, the Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 11.1 percent and 13.3 percent, respectively, compared to 11.3 percent and 13.5 percent as of March 31, 2007. During the second quarter, the Corporation repurchased 304 thousand shares of common stock at an average price of $16.49 per share and has purchased 629 thousand shares year-to-date. Given ongoing losses in Discontinued Operations and, generally, uncertain conditions in the mortgage markets, the Corporation expects to be less active in repurchases in the near-term.

Nonperforming assets (including other real estate owned of $17 million) were $61 million or 0.99 percent of total assets as of June 30, 2007, down from $63 million or 1.05 percent of total assets at the end of March. The allowance for loan and lease losses for the Corporation's portfolios totaled $92 million as of June 30, up $7 million from the end of the first quarter. The majority of the increase reflects additional provision taken at the home equity segment. The ratio of allowance for loan and lease losses for on-balance sheet portfolio to nonperforming loans and leases was 216 percent at June 30, compared to 179 percent at March 31.

The consolidated loan and lease loss provision totaled $19.5 million in the second quarter, down from $23.2 million in the first quarter of 2007. This decrease reflects a reduced rate in the commercial banking segment which was elevated in the first quarter due to a loan loss which appears to have involved fraud. Consolidated quarterly net charge-offs on the held-for-investment portfolio totaled $12.0 million, down from $12.5 million during the first quarter. Thirty-day and greater delinquencies, the ratio of charge-offs to average loans and leases, and the allowance for loan and lease losses to total loans and leases for principal credit-related portfolios are shown in the next table.

	Commercial Banking	Home Equity Managed Portfolio	Commercial Finance
June 20, 2007 Portfolio (in $Billions)	$2.9	$1.7	$1.1

30-Day and Greater Delinquencies
- June 30, 2007	0.25%	3.64%	0.68%
- March 31, 2007	0.22	2.95	0.64
- December 31, 2006	0.13	3.16	0.60
- September 30, 2006	0.12	3.07	0.57
- June 30, 2006	0.31	2.67	0.42

Annualized Net Charge-offs
- June 30, 2007	0.17%	2.18%	0.76%
- March 31, 2007	0.68	3.01	0.76
- December 31, 2006	0.09	1.50	0.33
- September 30, 2006	0.19	0.86	0.50
- June 30, 2006	0.10	0.58	0.38

Allowance to Loans and Leases (1)
- June 30, 2007	0.92%	3.40%	1.34%
- March 31, 2007	0.93	2.95	1.39
- December 31, 2006	0.93	2.63	1.28
- September 30, 2006	0.93	2.48	1.26
- June 30, 2006	0.94	2.44	1.29

  Home Equity on balance sheet Allowance to Loans and Leases relates to Loans Held for Investment portfolio only.

Segment Results

Net income (loss) by line of business is shown below, with additional detail available in the segment summary tables at the end of this release.
Net Income (loss) ($ in millions)	2Q 2007	1Q 2007	Percent Change	2Q 2006	Percent Change
Commercial Banking	$6.3	$3.2	100.5%	$7.9	(19.2)%
Commercial Finance	2.9	2.6	13.3	2.9	0.1
Home Equity	-2.0	(10.1)	80.8	(0.4)	(411.8)
Other Segments, Including Parent	-1.9	(1.7)	(9.4)	(1.4)	(29.6)
Net Income (Loss) From Continuing Operations	5.5	(6.1)	NM	9.0	(39.0)

Income (Loss) From Discontinued Operations - Mortgage Banking	-5.9	(4.0)	(45.2)	(6.1)	3.9
Consolidated Net Income (Loss)	-0.4	(10.1)	96.2	2.9	NM

The commercial banking segment earned income of $6.3 million, an increase of $3.2 million over the first quarter, reflecting lower compensation expenses and reduced loan loss provision.

The commercial banking segment's loan portfolio was flat during the quarter. While good growth is seen in the Western branches, the portfolio has shrunk in Midwestern markets. Loans outstanding as of June 30 totaled $2.9 billion. Net interest margin declined to 3.86 percent during the quarter, down from 3.99 percent during the first quarter, reflecting recent deposit growth in higher interest products.

Credit quality in the commercial banking portfolio has stabilized and is in good overall condition. Thirty-day and greater delinquencies rose modestly to 0.25 percent, compared to 0.22 percent at March 31. Non-performing assets decreased from $23 million to $17 million as of June 30. The commercial banking segment's loan and lease loss provision totaled $0.8 million during the quarter and net charge-offs were $1.3 million. Portfolio credit quality is weak, however, in the Michigan branches. While Michigan-based loans account for only 17 percent of the commercial banking portfolio, these same loans account for 73 percent of non-accruals in this portfolio. In light of the economic difficulties in the state, steps have been taken to enhance portfolio management practices. Overall, management believes portfolio credit quality is good for this stage of the economic cycle.

The commercial finance line of business earned $2.9 million in the second quarter of 2007, up from $2.6 million in the first quarter. The results principally reflect an increase in net interest income due to portfolio growth.

The commercial finance loan and lease portfolio totaled $1.2 billion as of June 30, reflecting originations of $175 million, compared to originations of $129 million during the first quarter. Net interest margin increased to 4.69 percent, up modestly from 4.64 percent during the first quarter.

Credit quality in this portfolio remains good. Thirty-day and greater delinquencies were 0.68 percent at quarter-end, compared to 0.64 percent at March 31. Non-performing assets were unchanged from the prior quarter at $5.8 million. The commercial finance's loan and lease loss provision totaled $3.1 million during the quarter and net charge-offs were $2.1 million.

The home equity segment lost $2.0 million during the second quarter, compared to a loss of $10.1 million during the first quarter. The significant reduction in losses over the first quarter was the result of relatively lower credit costs, improved gains on sale of loans, and successful non-interest expense cost reductions.

The segment's portfolio of loans and loans held-for-sale totaled $1.5 billion as of June 30, unchanged as compared to the end of the first quarter. Mortgage loan originations totaled $123 million, down from $189 million during the first quarter. The decline in production reflects unsettled conditions in the secondary market and frequent changes to underwriting guidelines to address changing market conditions. While production during the quarter was significantly below management's expectations, current pipeline indicators are more encouraging. Management believes this reflects the positive effect of changes made in product design to meet current market conditions as well as the introduction of a new point-of-sale and loan origination system designed to improve customer service which was recently placed in service.

Credit costs remain high in this segment. Thirty-day and greater delinquencies on the managed portfolio increased during the quarter to 3.64 percent from 2.95 percent as of March 31. Non-performing assets were $29.9 million compared to $24.3 million at prior quarter-end and reflect, in part, deterioration of delinquent loans that were moved from held-for-sale to held-for-investment during the first quarter. Loan loss provision totaled $16 million, up modestly from $15 million during the first quarter. Net charge-offs on the segment's managed portfolio totaled $9.1 million (2.2 percent annualized), a decrease from the $12.6 million (3.0 percent annualized) recorded during the first quarter.

The parent and other consolidating entities lost $1.9 million during the second quarter, compared to a loss of $1.7 million in the first quarter of 2007.

Discontinued Operations - Conventional Mortgage Segment

Weak secondary market conditions negatively affected the continuation of the wind-down and disposition of the discontinued mortgage operations. The majority of the loss during the quarter related to credit costs for alleged breaches of representations and warranties made at the time loans were sold to the secondary market, prior to the sale of the segment in 2006. Repurchases for early payment defaults have become a limited factor in repurchases.

Reflecting credit costs, staffing, and other wind-down operating costs, this discontinued segment reported a loss during the second quarter of $5.9 million. Assets held for sale totaled $27 million as of June 30, compared with $41 million as of March 31. The segment has total reserves against unsold loans and potential repurchases of $22 million as of June 30, compared with $21 million as of March 31. Management expects to report losses, which management believes will be smaller than those during the first half of the year, from Discontinued Operations in each of the remaining quarters of 2007. The amount of the loss is most likely to be affected by future economic deterioration, repurchase demands and results of disposition in the secondary market.  Management believes the bulk of the remaining disposition activities other than those associated with repurchase demands will be completed by year-end.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to small businesses and consumers in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which may include, among other things:

  statements and assumptions relating to projected growth in our earnings, projected loan originations and deposits, net interest and margins, and the relative performance of our lines of business;
  statements and assumptions relating to projected trends or potential changes in our asset quality, loan delinquencies, charge-offs, reserves and asset valuations, including valuations of our servicing portfolios;
  statements about the expected behavior of and our response to secondary market conditions;
  statements about the expected level of activity in our share repurchase program;
  statements about expected results from the discontinued operations of our conventional mortgage banking segment; and
  any other statements that are not historical facts.

We qualify any forward-looking statements entirely by these cautionary factors.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the management and success of our interest rate risk management strategies; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force; the relative profitability of our lending and deposit operations; the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality or collectibility of our loan and lease assets, including deterioration resulting from the effects of natural disasters; unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities; difficulties in delivering products to the secondary market as planned; difficulties in expanding our business and obtaining funding sources as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of our lines of business, subsidiaries, or companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line of business performance; unanticipated outcomes in litigation; legislative or regulatory changes, including changes in laws, rules or regulations that affect tax, consumer or commercial lending, corporate governance and disclosure requirements, regulatory capital, and other laws or regulations affecting the rights and responsibilities of our Corporation, bank or thrift; regulatory actions that impact our Corporation, bank or thrift; regulatory actions that impact our Corporation, bank or thrift, including the memorandum of understanding entered into as of March 1, 2007, between our subsidiary bank and the Federal Reserve Bank of Chicago; changes in the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the final disposition of our remaining assets and obligations of our discontinued mortgage banking segment; or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

The Corporation will host a conference call to review results on Wednesday, August 1, at 1:00 p.m. EDT. Greg Ehlinger, Senior Vice President and CFO, Will Miller, CEO, and Jody Littrell, First Vice President and Controller, of Irwin Financial Corporation, will be the speakers on the call. The toll-free number for the call is (866) 686-6743; please tell the operator you would like to join the Irwin Financial call, confirmation #18670406. A replay of the call will be available on the Irwin Financial Corporation website at http://www.irwinfinancial.com/investors/index_ir.htm.

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IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
($'s in thousands, except per share data) Unaudited
	Q2-2007	Q2-2006	$ Change	% Change	Q1-2007
Net Interest Income	$65,844	$63,872	$1,972	3.1%	$66,128
Provision for Loan and Lease Losses	(19,454)	(6,826)	(12,628)	(185.0)	(23,208)
Noninterest Income	9,581	9,046	535	5.9	(814)
Total Net Revenues	55,971	66,092	(10,121)	(15.3)	42,106
Noninterest Expense	47,064	51,295	(4,231)	(8.2)	52,285
Income from Continuing Operations before Income Taxes	8,907	14,797	(5,890)	(39.8)	(10,179)
Income Taxes on Continuing Operations	3,436	5,828	(2,392)	(41.0)	(4,085)
Net Income from Continuing Operations	5,471	8,969	(3,498)	(39.0)	(6,094)
Loss/gain from Discontinued Operations	(5,860)	(6,098)	238	3.9	(4,035)
Net Income	($389)	$2,871	($3,260)	(113.5)	($10,129)

Dividends on Common Stock	$3,500	$3,272	$228	7.0%	$3,533

Diluted Earnings Per Share (29,375 Weighted Average Shares Outstanding)
From Continuing Operations	0.17	0.30	($0.13)	(43.3)%	(0.22)
From All Operations	(0.03)	0.09	(0.12)	(133.3)	(0.36)
Basic Earnings Per Share (29,361 Weighted Average Shares Outstanding)
From Continuing Operations	0.18	0.30	(0.12)	(40.0)	(0.22)
From All Operations	(0.02)	0.10	(0.12)	(120.0)	(0.35)
Dividends Per Common Share	0.12	0.11	0.01	9.1	0.12

Net Charge-Offs	$12,396	$3,972	$8,424	212.1%	$19,397

Performance Ratios - Quarter to Date:
Return on Average Assets from Continuing Operations	0.4%	0.5%			-0.4%
Return on Average Equity from Continuing Operations	4.3%	6.7%			-4.7%

	YTD-2007	YTD-2006	$ Change	% Change
Net Interest Income	$131,971	$125,449	$6,522	5.2%
Provision for Loan and Lease Losses	(42,662)	(16,019)	(26,643)	(166.3)
Noninterest Income	8,767	23,042	(14,275)	(62.0)
Total Net Revenues	98,076	132,472	(34,396)	(26.0)
Noninterest Expense	99,349	104,108	(4,759)	(4.6)
Income from Continuing Operations before Income Taxes	(1,273)	28,364	(29,637)	(104.5)
Income Taxes on Continuing Operations	(650)	10,705	(11,355)	(106.1)
Net Income from Continuing Operations	(623)	17,659	(18,282)	(103.5)
Loss from Discontinued Operations	(9,895)	(16,646)	6,751	40.7
Net Income	($10,518)	$1,013	($11,531)	(1138.4)

Dividends on Common Stock	$7,034	$6,541	$493	7.5%

Diluted Earnings Per Share (29,566 Weighted Average Shares Outstanding)
From Continuing Operations	(0.06)	0.59	(0.65)	(110.2)%
From All Operations	(0.39)	0.03	(0.42)	(1400.0)
Basic Earnings Per Share (29,491 Weighted Average Shares Outstanding)
From Continuing Operations	(0.04)	0.60	(0.64)	(106.7)
From All Operations	(0.38)	0.03	(0.41)	(1366.7)
Dividends Per Common Share	0.24	0.22	0.02	9.1

Net Charge-Offs	$31,793	$8,472	$23,321	275.3%

Performance Ratios - Year to Date:
Return on Average Assets from Continuing Operations	0.0%	0.4%
Return on Average Equity from Continuing Operations	-0.2%	4.5%

	June 30,	June 30,			March 31,
	2007	2006	$ Change	% Change	2007
Loans Held for Sale	$26,886	$148,561	($121,675)	(81.9)%	$44,906
Loans and Leases in Portfolio	5,511,756	4,909,930	601,826	12.3	5,414,778
Allowance for Loan and Lease Losses	(92,140)	(66,921)	(25,219)	(37.7)	(84,877)
Assets Held for Sale IMC	27,262	938,286	(911,024)	(97.1)	41,456
Total Assets	6,097,922	6,515,991	(418,069)	(6.4)	6,017,736
Total Deposits	3,317,783	3,868,353	(550,570)	(14.2)	3,447,397
Shareholders' Equity	507,645	529,581	(21,937)	(4.1)	512,869
Shareholders' Equity available to Common Shareholders (per share)	16.90	17.80	(0.90)	(5.1)	16.92
Average Equity/Average Assets (YTD)	8.5%	7.8%			8.7%
Tier I Capital	$680,781	$702,457	($21,676)	(3.1)%	$687,341
Tier I Leverage Ratio	11.1%	10.3%			11.3%
Total Risk-based Capital Ratio	13.3%	13.1%			13.5%
Nonperforming Assets to Total Assets	1.00%	0.94%			1.05%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands) Unaudited
Commercial Banking	Q2-2007	Q2-2006	$ Change	% Change	Q1-2007
Net Interest Income	$29,892	$31,411	($1,519)	(4.8)%	$29,586
Provision for Loan and Lease Losses	(800)	(1,337)	537	40.2	(4,641)
Other Revenues	4,188	4,593	(405)	(8.8)	3,947
Total Net Revenues	33,280	34,667	(1,387)	(4.0)	28,892

Salaries, Pension, and Other Employee Expense	12,917	13,280	(363)	(2.7)	14,353
Other Expenses	10,006	8,305	1,701	20.5	9,938
Income Before Income Taxes	10,357	13,082	(2,725)	(20.8)	4,601
Income Taxes	4,015	5,230	(1,215)	(23.2)	1,438
Net Income	$6,342	$7,852	($1,510)	(19.2)	$3,163

Net Charge-offs	$1,252	$715	$537	75.1%	$4,826
Net Interest Margin	3.86%	3.98%			3.99%

	YTD-2007	YTD-2006	$ Change	% Change
Net Interest Income	$59,478	$61,273	($1,795)	(2.9)%
Provision for Loan and Lease Losses	(5,441)	(2,813)	(2,628)	(93.4)
Other Revenues	8,135	8,862	(727)	(8.2)
Total Net Revenues	62,172	67,322	(5,150)	(7.6)

Salaries, Pension, and Other Employee Expense	27,269	26,767	502	1.9
Other Expenses	19,945	16,289	3,656	22.4
Income Before Income Taxes	14,958	24,266	(9,308)	(38.4)
Income Taxes	5,453	9,652	(4,199)	(43.5)
Net Income	$9,505	$14,614	($5,109)	(35.0)

Net Charge-offs	$6,079	$1,307	$4,772	365.1%
Net Interest Margin	3.93%	3.98%

	June 30,	June 30,			March 31,
	2007	2006	$ Change	% Change	2007
Securities and Short-Term Investments	$109,293	$54,188	$55,105	101.7%	$249,211
Loans and Leases	2,881,748	2,797,872	83,876	3.0	2,895,784
Allowance for Loan and Lease Losses	(26,476)	(26,176)	(300)	(1.1)	(26,928)

Interest-Bearing Deposits	2,406,307	2,299,431	106,876	4.6	2,485,457
Noninterest-Bearing Deposits	330,144	397,661	(67,517)	(17.0)	331,288

Delinquency Ratio (30+ days):	0.25%	0.31%			0.22%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands) Unaudited
Commercial Finance	Q2-2007	Q2-2006	$ Change	% Change	Q1-2007
Net Interest Income	$12,923	$10,107	$2,816	27.9%	$12,008
Provision for Loan and Lease Losses	(3,053)	(1,785)	(1,268)	(71.0)	(3,479)
Gain on Sales of Loans	1,466	498	968	194.4	1,571
Derivative Losses, net	(258)	(165)	(93)	(56.4)	(16)
Other Revenues	1,739	1,666	73	4.4	1,236
Total Net Revenues	12,817	10,321	2,496	24.2	11,320

Salaries, Pension, and Other Employee Expense	4,529	3,055	1,474	48.2	4,583
Other Expenses	3,405	2,655	749	28.2	2,551
Income Before Income Taxes	4,883	4,611	272	5.9	4,186
Income Taxes	1,947	1,679	268	16.0	1,595
Net Income	$2,936	$2,932	$4	0.1	$2,591

Net Charge-Offs	$2,089	$868	$1,221	140.7%	$1,946
Net Interest Margin	4.69%	4.50%			4.64%
Total Fundings of Loans and Leases	$174,742	$164,399	$10,343	6.3%	$128,611

	YTD-2007	YTD-2006	$ Change	% Change
Net Interest Income	$24,931	$19,799	$5,132	25.9%
Provision for Loan and Lease Losses	(6,532)	(2,949)	(3,583)	(121.5)
Gain on Sales of Loans	3,037	1,252	1,785	142.6
Derivative Losses, net	(274)	(218)	(56)	(25.7)
Other Revenues	2,975	3,115	(140)	(4.5)
Total Net Revenues	24,137	20,999	3,138	14.9

Salaries, Pension, and Other Employee Expense	9,111	6,581	2,530	38.4
Other Expenses	5,958	5,067	891	17.5
Income Before Income Taxes	9,069	9,351	(282)	(3.0)
Income Taxes	3,542	3,528	14	0.4
Net Income	$5,527	$5,823	($296)	(5.1)

Net Charge-Offs	$4,035	$1,615	$2,420	149.8%
Net Interest Margin	4.67%	4.58%
Total Fundings of Loans and Leases	$303,353	$284,481	$18,872	6.6%

	June 30,	June 30,			March 31,
	2007	2006	$ Change	% Change	2007
Investment in Loans and Leases	$1,159,939	$952,449	$207,490	21.8%	$1,062,506
Allowance for Loan and Lease Losses	(15,544)	(12,241)	(3,303)	(27.0)	(14,730)
Weighted Average Coupon	9.69%	9.06%			9.68%
Delinquency ratio (30+ days)	0.68%	0.42%			0.64%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
($'s in thousands) Unaudited
Home Equity Lending	Q2-2007	Q2-2006	$ Change	% Change	Q1-2007
Net Interest Income	24,473	22,924	1,549	6.8	24,564
Provision for Loan Losses	(15,601)	(3,704)	(11,897)	(321.2)	(15,088)
Gain on Sales of Loans, Including Points and Fees	1,422	(4,470)	5,892	131.8	(7,722)
Servicing Income, net	2,753	5,121	(2,368)	(46.2)	857
Other Revenues	588	2,929	(2,341)	(79.9)	69
Total Net Revenues	13,635	22,800	(9,165)	(40.2)	2,680

Salaries, Pension, and Other Employee Expense	10,391	15,127	(4,736)	(31.3)	12,162
Other Expense	6,477	8,292	(1,815)	(21.9)	7,419
Income Before Income Taxes	(3,233)	(619)	(2,614)	(422.3)	(16,901)
Income Taxes	(1,283)	(238)	(1,045)	(439.4)	(6,752)
Net Income	($1,950)	($381)	($1,569)	(411.7)	($10,149)

Net Charge-offs	9,055	2,387	6,668	279.3	12,625
Net Interest Margin	6.30%	5.82%			6.23%

	YTD-2007	YTD-2006	$ Change	% Change
Net Interest Income	49,037	46,593	2,444	5.2
Provision for Loan Losses	(30,689)	(10,258)	(20,431)	(199.2)
Gain on Sales of Loans, Including Points and Fees	(6,300)	(2,537)	(3,763)	(148.3)
Servicing Income, net	3,610	7,183	(3,573)	(49.7)
Other Revenues	656	6,322	(5,666)	(89.6)
Total Net Revenues	16,314	47,303	(30,990)	(65.5)

Salaries, Pension, and Other Employee Expense	22,553	28,727	(6,174)	(21.5)
Other Expense	13,896	17,463	(3,567)	(20.4)
Income Before Income Taxes	(20,135)	1,113	(21,248)	(1909.1)
Income Taxes	(8,035)	460	(8,496)	(1846.8)
Net Income	($12,100)	$653	($12,754)	(1953.0)

Net Charge-offs	21,679	5,548	16,131	290.8
Net Interest Margin	6.26%	5.90%

	June 30,	June 30,			March 31,
	2007	2006	$ Change	% Change	2007
Home Equity Loans Held for Sale	$26,923	$147,810	($120,887)	(81.8)%	$44,549
Home Equity Loans Held for Investment	1,469,814	1,159,309	310,505	26.8	1,456,230
Allowance for Loan and Lease Losses	(49,905)	(28,262)	(21,643)	(76.6)	(43,004)
Residual Asset	2,730	7,770	(5,040)	(64.9)	2,530
Servicing Asset	24,465	29,451	(4,986)	(16.9)	26,465
Managed Portfolio	1,656,141	1,600,288	55,853	3.5	1,675,660
Delinquency Ratio (30+ days)	3.64%	2.67%			2.95%